UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

MIND C.T.I. LTD.

(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Industrial Park, Building 7

P.O. Box 144, Yokneam, 20692, Israel

(Address of Principal Executive Offices) (Zip Code)

MIND C.T.I. LTD. 2011 SHARE INCENTIVE PLAN

(Full title of the plan)

Mind Software Inc.

12520 Prosperity Drive, Suite 220

Silver Spring, MD 20904

(Name and address for agent for service)

301-572-1100

(Telephone number, including area code, of agent for service)

Copies to:

Adam M. Klein, Adv.

Goldfarb Seligman & Co., Law Offices

Electra Tower, 98 Yigal Alon Street

Tel Aviv 67891, Israel

Tel: +972-3-608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐                                Accelerated filer   ☐

Non-accelerated filer   ☒                               Smaller reporting company  ☐

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	358,000	$1.75(2)	$628,026	$71.97
	1,442,000	$1.76(3)	$2,537,920	$290.85
Total	1,800,000		$3,165,946	$362.82

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover such additional indeterminable number of shares as may be offered or issued pursuant to the MIND C.T.I. Ltd. 2011 Share Incentive Plan (the "Plan") in the event of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Calculated pursuant to Rule 457(h)(1) under the Securities Act. The proposed maximum offering price per share is the exercise price of outstanding awards granted under the Plan.

(3)	The proposed maximum offering price per share was estimated pursuant to Rule 457(c) and 457(h) under the Securities Act whereby the price per share was determined by reference to the average between the high and low price reported in the Nasdaq Global Market on May 7, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan, which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by MIND C.T.I. Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act), are incorporated by reference herein and shall be deemed to be a part hereof:

(1) The Company’s Annual Report filed on Form 20-F for the fiscal year ended December 31, 2011, filed on April 24, 2012;

(2) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011; and

(3) The description of the Company’s Ordinary Shares, par value NIS 0.01, to be offered hereby contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 2, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Company to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the "Companies Law"), an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions) provided the articles of association of the company allow it to do so. The Company's articles allow it to exempt its office holders to the fullest extent permitted by law.

The Company's articles of association provide that, subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of the liability of any of its office holders, with respect to an act performed in the capacity of an office holder for:

•	a breach of his duty of care to the Company or to another person;
•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Company's interests; or
•	a financial liability imposed upon him in favor of another person.

The Company's articles of association provide that the Company may indemnify an office holder against the following obligations and expenses imposed on or incurred by the office holder with respect to an act performed in the capacity of an office holder:

•	a financial obligation imposed on him in favor of another person by a court judgment, including a settlement or an arbitrator’s award approved by the court; such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the Company's undertaking to indemnify is limited to events that its board of directors believes are foreseeable in light of the Company's actual operations at the time of providing the undertaking and to a sum or criterion that its board of directors determines to be reasonable under the circumstances;
•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;
•	reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court in connection with: (A) proceedings the Company institutes against him or instituted on behalf of the Company or by another person; or (B) a criminal charge from which he was acquitted; or (C) a criminal proceeding in which he was convicted of an offense that does not require proof of criminal intent; and
•	a financial obligation imposed upon an office holder and reasonable litigation expenses, including attorney fees, expended by the office holder as a result of an administrative proceeding instituted against him. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 – 5728 (the "Securities Law") and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

The Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to indemnification or insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;
•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine levied against the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, the Company's office holders must be approved by the Company's audit committee and board of directors and, if the beneficiary is a director, by the Company's shareholders.

The Company has agreed to exempt from liability and indemnify its office holders to the fullest extent permitted under the Companies Law. The Company has obtained directors and officers liability insurance for the benefit of its office holders.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement or incorporated herein by reference, is included after the signature page to this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokneam, State of Israel, on May 8, 2012.

MIND C.T.I. LTD.

By: /s/ Monica Iancu
Monica Iancu

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Monica Iancu and Aviram Cohen, or either of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Monica Iancu Monica Iancu	President, Chief Executive Officer and a Director	May 8, 2012
/s/ Aviram Cohen Aviram Cohen	Chief Financial Officer	May 8, 2012
/s/ Rimon Ben – Shaoul Rimon Ben – Shaoul	Director	May 8, 2012
/s/ Amnon Neubach Amnon Neubach	Director	May 8, 2012
/s/ Mihail Rotenberg Mihail Rotenberg	Director	May 8, 2012
/s/ Menahem Shalgi Menahem Shalgi	Director	May 8, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1*	MIND C.T.I. Ltd. 2011 Share Incentive Plan.

4.2*	Sixth Amended and Restated Articles of Association.

5.1	Opinion of Goldfarb Seligman & Co..

23.1	Consent of Brightman Almagor Zohar & Co.

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5. 1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

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* Incorporated herein by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed on April 24, 2012.